Exhibit 99.3

CFO Commentary on Fourth Quarter 2014 Financial Results

3855 South 500 West

Salt Lake City, UT 84115

February 24, 2015

Related Information

The commentary in this document can be referenced in the financial information found in the earnings release issued earlier today. The release can be found at investors.ZAGG.com, or in the 8-K furnished to the Securities and Exchange Commission website at sec.gov.

Conference Call

The Company will hold a conference call at 5:00 p.m. Eastern Standard Time on February 24, 2014, to review fourth quarter and fiscal year 2014 results. Randall Hales, Chief Executive Officer, and Brandon T. O'Brien, Chief Financial Officer, will participate in the call. The conference call will be available to interested parties through a live audio Internet broadcast accessible at investors.ZAGG.com. A podcast of the conference call will also be archived at investors.ZAGG.com for one year.

Summary

In the fourth quarter, net sales increased 53% to $102.4 million compared to net sales of $66.8 million in the fourth quarter of 2013. Gross margin was 39% in the quarter primarily driven by a higher mix of screen protection sales. Operating expenses were 19% of net sales. Fourth quarter net income totaled $13.0 million, or $0.43 per diluted share.

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Net sales for fiscal year 2014 increased 19% year-over-year to $261.6 million from $219.4 million in the prior year. Gross margin for the year was 32% and operating expenses were 25% of net sales. Net income for the fiscal year increased to $10.5 million from $4.8 million in 2013, and earnings per diluted share increased to $0.34 compared to $0.15 in the prior year.

ZAGG discloses the following non-GAAP metrics in its regular financial releases - pro forma net income (loss), pro forma earnings per share and Adjusted EBITDA. Readers should refer to the non-GAAP financial disclosures at the end of this document for information on the limitations of non-GAAP disclosures. An explanation of ZAGG's use of these non-GAAP financial measures and the reconciliation between GAAP and non-GAAP measures required by SEC Regulation G is included in ZAGG's press release today, which can be found at investors.ZAGG.com.

For the fourth quarter, pro forma net income increased to $14.9 million or $0.49 per diluted share, from $7.1 million or $0.23 per diluted share in 2013. Pro forma net income for the full year declined to $17.8 million, or $0.58 per fully diluted share from $22.9 million or $0.73 per diluted share in 2013, primarily due to the $9.6 million inventory write down in the third quarter of 2014.

For the fourth quarter, Adjusted EBITDA increased to $24.3 million from $12.3 million in 2013. Adjusted EBITDA for the full year 2014 decreased to $32.1 million compared to $39.1 million, primarily due to the $9.6 million inventory write down in the third quarter of 2014.

The Company established initial 2015 financial guidance, which anticipates flat to low single digit percentage increase in net sales but improving profitability that will increase the Adjusted EBITDA margin to a range of 14% to 15% as a percentage of net sales. The 2015 Guidance section beginning on page 11 below contains a more detailed discussion of the factors contributing to this outlook.

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Consistent with today's release, the Company will be disclosing consolidated financial results reflecting its primary operations in the United States, as well as operations from ZAGG International, its wholly owned subsidiary operating in Shannon, Ireland. The commentary today addresses only consolidated results unless otherwise stated. The financial statements provided in today's release reflect consolidated Q4 2014 and full year 2014 financial details, and should be referred to for further clarifications.

Fourth Quarter Financial Results

(All comparisons are between fourth quarter 2014 and fourth quarter 2013, unless otherwise noted.)

Q4 Net Sales

Net sales increased 53% to $102.4 million. The increase was due to high attachment of our accessory products designed for the iPhone 6 and iPhone 6 Plus, increased placement and improved point of sale marketing for the keyboard product line at key retailers, increased sales of mobile power solutions, and increased international sales. Power management grew in the quarter and has been the highest percentage growth category in 2014. Audio and case sales declined year-over-year.

Product Categories

Screen protection was 55% of net sales or $56.7 million. This was the largest quarter for screen protection sales in the Company’s history, increasing 104% as a result of high demand for HDX film and InvisibleShield Glass related to the launch of OEM devices late in the third quarter, as well as expanded distribution for ZAGG’s screen protection line.

The launch of a new tablet in the fourth quarter, broader distribution and effective in-store merchandizing increased tablet keyboards sales 30% to a record $26.0 million, or 25% of net sales.

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Power management grew 366% from fourth quarter 2013, the highest percentage growth category for ZAGG, and contributed $5.6 million or 5% of net sales. Audio and case sales declined year-over-year. Audio sales declined 30% to $8.0 million or 8% of net sales. Cases were down 6% to $3.2 million or 3% of net sales.

Channels

For the quarter, 91% of sales came from our retail channel versus 86% in the same period last year; 5% of sales were from ZAGG.com and iFrogz.com versus 8% in the same quarter last year; and 4% from the kiosks and standalone stores versus 6% in the same quarter last year; international sales of $8.2 million accounted for 8% of total net sales in the quarter, versus $6.4 or 10% in the same quarter last year.

In the second half of 2014, as the Company began migrating to a new ecommerce platform, spending on keyword searches was reduced which negatively impacted net sales from ZAGG.com and iFrogz.com. In the fourth quarter, US web sales increased year over year, and directionally this trend is expected to continue as the Company benefits from an improved ecommerce platform, strategic keyword spending and a comprehensive ecommerce strategy.

Q4 Gross Margin

Gross profit was $39.6 million versus $24.5 million, which translates into gross margin for the quarter of 39%. The increase in gross profit was largely due to the sales mix with screen protection products making up over 55% of nets sales compared to 40% in the prior year. Higher screen protection sales are beneficial to our gross margin.

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Q4 Operating Expense

ZAGG maintained a cost containment focus throughout 2014, although the Company continued to invest strategically to grow the business. Operating expense was 19% of net sales at $19.5 million, down from $27.4 million or 41% in 2013. Operating expense in the fourth quarter of 2013 included a non-cash impairment charge of $11.2 million.

Q4 Operating Income (Loss)

Operating income was $20.1 million versus an operating loss of $(2.9) million in the prior year. The operating loss in 2013 was impacted by the non-cash impairment charge mentioned above.

Q4 Income Tax Expense/Benefit

The effective tax rate for the quarter came in at 34.8% compared to 29.8% (tax benefit) in the prior year quarter. Our effective tax rate will generally differ from the U.S. Federal statutory rate of 35%, due to state taxes, permanent items, and the impact of our global tax strategy. During 2013, the consolidated net loss for the three month period combined with certain tax credits resulted in a net tax benefit different than our historical effective tax rate.

Q4 Net Income (Loss)

Net income was $13.0 million versus net loss of $(2.0) million. 2013 fourth quarter net income was impacted by the non-cash impairment charge mentioned above. The quarterly fully diluted share count was 30,288,327 shares. Fully diluted earnings per share were $0.43 versus fully diluted loss per share of $(0.07).

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Unaudited Supplemental Data: Pro-forma Net Income and Adjusted EBITDA

During the fourth quarter, the Company incurred the following noncash charges, which have been tax-effected, assuming a statutory tax rate of 39.23% in the calculation of pro forma earnings (loss) per share:

•	$0.4 million or $0.01 related to stock-based compensation; and
•	$1.5 million or $0.05 related to amortization of intangible assets.

Pro forma net income was $14.9 million, or $0.49 per diluted share, as compared $7.1 million, or $0.23 per diluted share.

Total noncash charges, net of tax, included in the calculation of pro forma net income totaled $1.9 million in the quarter, or $0.06 per diluted share.

Adjusted EBITDA for the quarter was $24.3 million compared to $12.3 million for the same period last year.

Balance Sheet

At December 31, 2014 working capital was $72.8 million compared to $83.4 million at December 31, 2013. The biggest changes to working capital year-over-year were a lower cash balance and an increase in accounts payables at the end of 2014. The increase in accounts receivables was offset by an increase in accounts payable.

Cash Balance

The cash balance at December 31, 2014 was $9.5 million versus a cash balance of $15.0 million at December 31, 2013. The decrease in cash was the result of positive cash from operations during the year of over $25.0 million offset by $17.5 million in debt repayment in the first quarter, $9.6 million for purchases of treasury stock, and over $3.5 million in capital expenditures. Operating cash flow for the fourth quarter was over $10.0 million.

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Debt Balances and Stock Repurchase

The Company had no outstanding balance on the $25.0 million revolving line of credit at December 31, 2014. The Company purchased 1,256,843 shares of ZAGG Inc common stock in the fourth quarter. For the full year, ZAGG repurchased 1,812,813 shares of ZAGG Inc common stock. There was a remaining balance of $0.4 million on the $10.0 million stock repurchase authorization at year-end.

Account Receivables

Accounts receivable for the quarter were $75.7 million, as compared to $46.6 million at December 31, 2013. The increase in accounts receivables is a function of increase in net sales in the fourth quarter to $102.4 million as compared to fourth quarter net sales of $66.8 million in the same period last year. Days Sales Outstanding (“DSOs”) in the fourth quarter was 68.0, compared to 64.2 at December 31, 2013. DSOs declined from 84.5 in the third quarter as a result of the significant increase in sales near the end of that quarter related to normal seasonality and the strong attachment of the Company’s accessory products related to the introduction of the iPhone 6 and iPhone 6 plus. We monitor accounts receivable closely and are comfortable with the quality of these receivables.

Inventory

Inventories for the quarter ended at $48.4 million, compared to $44.5 million at December 31, 2013. The increase is the result of purchases of inventory for customer load-ins and product launches in the first quarter of 2015, increases in anticipation of port delays in the Long Beach port, and an increase in inventory in preparation for Chinese New Year, when many factories are offline for several weeks. Inventory turns increased again for the fourth quarter of 2014 over the fourth quarter of 2013 as we have continued to focus on the optimized inventory level for our operations. We saw an improvement in inventory turns throughout 2014, and on a year-over-year basis inventory as a percentage of fourth quarter net sales declined from 67% in 2013 to 47% in 2014.

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Full Year 2014 Financial Results

(All comparisons are between fiscal 2014 and fiscal 2013, unless otherwise noted.)

2014 Net Sales

Net sales increased 19% to $261.6 million from $219.4 million in the prior year. The Company expanded product placement with existing customers, added new retail channels and, in the first half of the year, the Company introduced the new extreme shatter protection HDX film and the InvisibleShield Glass products. As a result of broad retail placement and the iPhone 6 and 6 Plus launch, the screen protection category experienced a resurgence, regaining market share and posting record annual sales. The Company also saw record sales of tablet keyboards due to higher sell-through related to merchandizing programs with key retailers in conjunction with the release of a new tablet device at year end. Sales of screen protection grew 30%, and tablet keyboards grew 27%. Also, power management grew over 200% in 2014 as a function of expanded placement, improved merchandising and the launch of new OEM devices.

Product Categories

The screen protection product line totaled 46% of net sales during 2014 compared to 42% in 2013. Keyboards represented 31% of net sales compared to 29% in the previous year. Power management was 6% of net sales, up from 2% in the prior year. Audio sales were 12% versus 17%, and cases were 3%, down from 6% last year.

Channels

The breakdown for the sources of 2014 net sales is as follows. 90% of sales came from the retail channel versus 85% in the prior year; 5% of sales are from ZAGG.com and iFrogz.com versus 9%; and 5% was from the kiosks and standalone stores versus 6%. International sales of $26.3 million accounted for 10% of total net sales versus $22.6 or 10% in 2013. During 2014, sales from our websites have been negatively impacted by the transition to a new ecommerce platform and the reduced spend on keyword searches as this transition took place.

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2014 Gross Margin

Gross profit was $83.3 million versus $87.1 million, which translates into gross margin of 32% versus 40% for the prior year. The decline in gross margin was primarily linked to inventory write-downs recorded during 2014 for product expected to be sold below the carrying value. This negative impact on gross profit margin was partially offset by an increase in the overall sales mix of our screen protection products, which have the highest gross margin contribution of our different product lines.

2014 Operating Expense

Cost containment and expense management allowed the Company to invest in personnel, channel marketing and brand building to help grow the business while maintaining lower operating margins. Advertising costs were down as a function of lower spending on keyword searches while we prepare to re-launch our website in 2015. As a result, operating expenses fell to 25% of net sales, or $66.4 million, from 35% of net sales, or $76.2 million, in the prior year. 2013 fourth quarter operating expenses were impacted by the $11.2 million impairment charge.

2014 Operating Income

Operating income was $17.0 million versus operating income of $10.9 million in 2013. The benefit of lower operating expenses was partially offset by lower gross margin.

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2014 Income Tax Expense

The effective tax rate came in at 38.2%, compared to 43.5%. Our effective tax rate will generally differ from the U.S. Federal statutory rate of 35%, due to state taxes, permanent items, and the impact of our global tax strategy. The decrease in rate is attributable to an increase in the domestic manufacturing deduction as well as a change in the state tax rate used for valuation of deferred income taxes. These decreases were partially offset by an increase in the state rate used for current income taxes.

2014 Net Income

Net income increased to $10.5 million from $4.8 million in the prior year. Profitability and income in 2013 were impacted by a non-cash impairment of $11.2 million.

Fully diluted share count for the year was 30,610,022 shares. At December 31, 2014, we had 284,635 outstanding stock options, 385,000 outstanding warrants, and 626,587 outstanding restricted stock unit grants. We use the treasury method in calculating the diluted shares outstanding.

Fully diluted earnings per share grew to $0.34 compared to fully diluted earnings per share of $0.15 in the prior year.

Unaudited Supplemental Data: Pro-forma Net Income (Loss) and Adjusted EBITDA

During 2014, the Company incurred the following noncash charges, which have been tax-effected, assuming a statutory tax rate of 39.23% in the calculation of pro forma earnings (loss) per share:

•	$1.3 million, or $0.04 per diluted share, related to stock-based compensation; and
•	$6.0 million, or $0.20 per diluted share, related to amortization of intangible assets.

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Pro forma net income for 2014 was $17.8 million, or $0.58 per diluted share, as compared to $22.9 million, or $0.73 per diluted share.

Total noncash charges, net of tax, included in the calculation of pro forma net income totaled $7.3 million, or $0.24 per diluted share.

Adjusted EBITDA for 2014 was $32.1 million compared to Adjusted EBITDA of $39.1. Full year adjusted EBITDA margin was 12.3% compared to 17.8%.

2015 Guidance

Our objective in providing a forward-looking financial outlook is to help investors understand our business and the variables taken in consideration when planning our business and evaluating our own performance.

The Company introduced initial guidance for 2015 in a press release earlier today stating revenue is anticipated to be in a range of $260 million - $270 million. We anticipate growth of about 50% in Western Europe, but do not anticipate significant growth in our current key retailers in the U.S. We do anticipate incremental gains with new product placements being offset by sales for screen protection normalizing from the high levels seen with the iPhone 6 and 6 Plus launch. There are numerous device launches planned in 2015, but they are not anticipated to replicate the response to the recent iPhone 6’s launch. We expect to gain new distribution into new and prospective retail channels in 2015, but we are uncertain of the load-in timings, with many having resets in the second half of 2015.

We anticipate corporate gross margin to increase to the mid-30’s in 2015. We are working to take costs out of the supply chain and lower transportation cost, however the timing of the impact of these cost savings is likely to be in the second half of the year.

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Adjusted EBITDA is anticipated to be in a range of $38 million to $41 million. The biggest driver for the improvement in Adjusted EBITDA is gross margin. We are forecasting the improvement in cost of goods sold and moderate increase in operating expenses throughout 2015 to allow Adjusted EBITDA to grow year-over-year in a range of 18% to 28%.

Non-GAAP Financial Disclosure

Readers are cautioned that the Adjusted EBITDA (earnings/loss before stock-based compensation expense, depreciation and amortization of intangibles, impairment of goodwill and intangibles, impairment of an investment in a private company, other income/expense, and provision for income taxes) and pro forma net income/loss (earnings/loss before stock-based compensation expense, amortization of intangibles, impairment of goodwill and intangibles, impairment of an investment in a private company and other income/expense [excluding cash interest expense], net of tax effects where applicable) contained in this commentary are not financial measures under U.S. generally accepted accounting principles (GAAP). In addition, this financial information should not be construed as alternatives to any other measures of performance determined in accordance with GAAP, or as indicators of operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. For comparative purposes, we applied an annualized statutory tax rate of 39.23% in 2014 and 38.25% in 2013, which reflects the Company’s statutory tax rate in each respective period, to derive the pro forma net income/loss and pro forma earnings per share. We present this financial information because we believe that it is helpful to some investors as a measure of performance. We caution readers that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Accordingly, its use can make it difficult to compare current results with results from other reporting periods and with the financial results of other companies.

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Safe Harbor Statement

In addition to the historical information contained in this press release, this release contains (and oral communications made by ZAGG may contain) statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, outlook, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets," or similar expressions, are not statements of historical facts and may be forward-looking. Readers are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements. In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include the following: (a) the ability to design, produce, and distribute the creative product solutions required to retain existing customers and to attract new customers; (b) building and maintaining marketing and distribution functions sufficient to gain meaningful international market share for ZAGG's products; (c) the ability to respond quickly with appropriate products after the adoption and introduction of new mobile devices by major manufacturers like Samsung and Apple; (d) changes or delays in announced launch schedules for new mobile devices by major manufacturers like Samsung and Apple; (e) the impact of inconsistent quality or reliability of new product offerings; (f) the impact of lower profit margins in certain new and existing product categories; (g) the impacts of changes in economic conditions, including on customer demand; (h) the impact of lower profit margins in certain new and existing product categories; (i) managing inventory in light of constantly shifting consumer demand; (j) the failure of information systems or technology solutions or the failure to secure information system data, failure to comply with privacy laws, security breaches, or the effect on the company from cyber attacks, terrorist incidents, or the threat of terrorist incidents; and (k) adoption of or changes in accounting policies, principles, or estimates. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in ZAGG's most recent Annual Report on Form 10-K and other reports the company files with the U.S. Securities and Exchange Commission, including (but not limited to) Item 1A - "Risk Factors" in the Form 10-K and Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. ZAGG disclaims any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

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